June 11, 1998



Aviation General, Incorporated
720 N.W. 63rd Street
Hanger 8, Wiley Post Airport
Bethany, Oklahoma 73008

Ladies and Gentlemen:

We have acted as counsel for Aviation General, Incorporated, a Delaware corporation (the"Company"), in connection with (i) the reorganization of the Company pursuant to the Agreement and Plan of Reorganization and (ii) the issuance, pursuant to the Company's registration statement on Form S-4, File No. 333-______ (the "Registration Statement"), of up to 7,280,548 shares of its Common Stock, par value $0.50 per share (the "Shares"). Based upon our examination of such corporate records and other documents and such questions of law as we have deemed necessary and appropriate, we are of the opinion that the Shares have been duly authorized and, when issued as provided for in the Agreement and Plan of Reorganization, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Dyer Ellis & Joseph PC